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                                                                    EXHIBIT 21.1



                         Subsidiaries of the Registrant



Digital Techniques, Inc., a Texas corporation
DTI Holdings, Inc., a Texas corporation
MCK Communications, Inc., a Nevada corporation
MCK Securities Corp., a Massachusetts corporation
MCK Telecommunications, Inc., an Alberta, Canada corporation